EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement Nos. 333-26767, 333-26977, 333-35048, 333-61058, 333-61068, 333-123133, 333-151475 on Form S-8 of our reports dated December 20, 2017, relating to the consolidated financial statements and financial statement schedule of Greif, Inc. and subsidiary companies and the effectiveness of Greif, Inc. and subsidiary companies’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Greif, Inc. and subsidiary companies for the year ended October 31, 2017.

/s/ Deloitte & Touche LLP
Columbus, Ohio
December 20, 2017